Exhibit 99.1

PRESS RELEASE

January 30, 2008

Vista International Technologies, Inc. Retains American Capital Ventures for Investor Relations Services

Englewood, CO- January 30, 2008 - Vista International Technologies, Inc. (OTC BB: VVIT), providing green energy solutions from renewable resource services, announced today that it has retained the services of American Capital Ventures (ACV), a leading provider of comprehensive investor relations services to the small cap community.

Barry Kemble, CEO of Vista International Technologies, Inc. commented, “As we continue our positive momentum in expanding the market for renewable energy technologies, specifically in regards to our proprietary thermal gasifier system, it has become increasingly important to reach out to the investment community. Our goal is to inform current and prospective investors of the environmental and financial benefits of our solutions and businesses.” Mr. Kemble continued, “Through each of our main operating divisions, we are committed to creating energy in the most environmentally friendly and financially responsible manor possible. This is a powerful message we need to convey to current and potential investors and American Capital Ventures has a proven track record in assisting small cap companies in getting their message out.”

Howard Gostfrand, President of American Capital Ventures, commented, "Vista International Technologies has positioned itself well in the emerging filed of reusable and environmentally friendly energy sources. They continue to lay the ground work with key investments and strategic partnerships which appear promising. Investors today are focused on investment opportunities which improve our environment through reusable energy sources and Vista International Technologies, and their dedicated and talented management team, are focused on delivering results and making a tangible difference."

ABOUT VISTA INTERNATIONAL TECHNOLOGIES

Vista International Technologies, Inc. is presently comprised of two divisions devoted to providing environmentally friendly technology solutions for businesses and communities. Our divisions are focused in the areas of Waste-to-Energy. For more information on our solutions, please visit us at www.viti.us.com

ABOUT AMERICAN CAPITAL VENTURES

American Capital Ventures (ACV) is a boutique investor relations firm founded on the principals of hard work, professionalism and integrity. Our company offers emerging growth companies a different, more comprehensive approach to investor relations. ACV delivers highly effective investor communications counsel in conjunction with developing tangible brokerage relationships for our clients. Our unique blend of creating awareness while effectively increasing a company’s trading volume has allowed us to continually expand our business. Our goal is to allow management the ability to focus on their core business, while assisting them in communicating their message and develop their investor relationships.

“Reducing the carbon footprint, one step at a time.”

Statements in this press release other than historical facts are 'forward-looking' statements within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Exchange Act of 1934. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. Future operating results of the Company are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements. Readers are advised to review the 'forward-looking statements' included in our reports which are filed with the Securities and Exchange Commission.

IR Contact:	Howard Gostfrand/David Sasso
305.918.7000
info@amcapventures.com
www.amcapventures.com